DELAYED EFFECTIVE DATE

# EXPEDITE

RECEIVED
JUN 1 0 2010
Utah Div. Of Corp. & Comm. Code

AMENDMENT

State of Utah
DEPARTMENT OF COMMERCE
Division of Corporations & Commercial Code
Articles of Amendment to Articles of Incorporation (Profit)

File Number: ____________________

Non-Refundable Processing Fee: $37.00

Pursuant to UCA §16-10a part 10, the individual named below causes this Amendment to the Articles of Incorporation to be delivered to the Utah Division of Corporations for filing, and states as follows:

1. The name of the corporation is: Quest Minerals & Mining Corp.
2. The date the following amendment(s) was adopted: June 1, 2010
3. If changing the corporation name, the new name of the corporation is: Kentucky Energy, Inc.
4. The text of each amendment adopted (include attachment if additional space needed):

"Article I--Corporate Name

The name of the Corporation is Kentucky Energy, Inc."

5. If providing for an exchange, reclassification or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself:

6. Indicate the manner in which the amendment(s) was adopted (mark only one):

- [ ] No shares have been issued or directors elected – Adopted by Incorporator(s)
- [ ] No shares have been issued but directors have been elected – Adopted by the board of directors
- [ ] Shares have been issued but shareholder action was not required – Adopted by the board of directors
- [x] The number of votes cast for the amendments(s) by each voting group entitled to vote separately on the amendment(s) was sufficient for approval by that voting group – Adopted by the shareholders

7. Delayed effective date (if not to be effective upon filing) June 16, 2010 *(not to exceed 90 days)*

Under penalties of perjury, I declare that this Amendment of Articles of Incorporation has been examined by me and is, to the best of my knowledge and belief, true, correct and complete.

By: [signature] Title: President

Dated this 9 day of June, 20 10

Under GRAMA (63-2-201), all registration information maintained by the Division is classified as public record. For confidentiality purposes, you may use the business entity physical address rather than the residential or private address of any individual affiliated with the entity.

Mailing/Faxing Information: www.corporations.utah.gov/contactus.html Division's Website: www.corporations.utah.gov

06-10-10P01:32 RCVD

Date: 06/10/2010
Receipt Number: 3232463
Amount Paid: $611.10

State of Utah
Department of Commerce
Division of Corporations and Commercial Code
I hereby certified that the foregoing has been filed and approved as of this delayed effective date: 16 day of June 20 10.
In this office of this Division and hereby issued This Certificate thereof.

Examiner Swanson Date 6-14-10

Kathy Berg
Kathy Berg
Division Director

Date: 06/10/2010
Receipt Number: 3232466
Amount Paid: $22.00